Exhibit 99.1
Ellington Financial Inc. Reports Second Quarter 2021 Results
OLD GREENWICH, Connecticut—August 5, 2021
Ellington Financial Inc. (NYSE: EFC) (the "Company") today reported financial results for the quarter ended June 30, 2021.
Highlights
•Net income of $32.7 million, or $0.75 per common share.
•Core Earnings1 of $22.3 million, or $0.51 per share.
•Book value per common share as of June 30, 2021 of $18.47, including the effects of dividends of $0.44 per common share for the quarter.
•Credit strategy gross income of $55.3 million for the quarter, or $1.25 per share.
•Agency strategy gross loss of $(1.2) million for the quarter, or $(0.03) per share.
•Dividend yield of 9.9% based on the August 4, 2021 closing stock price of $18.12 per share, and monthly dividend of $0.15 per common share declared on August 4, 2021. Increased monthly dividend by a cumulative 50% during the quarter.
•Debt-to-equity ratio of 3.2:1 and recourse debt-to-equity ratio of 1.9:12 as of June 30, 2021.
•Cash and cash equivalents of $134.7 million as of June 30, 2021, in addition to other unencumbered assets of $511.0 million.
Second Quarter 2021 Results
"Ellington Financial continued its strong performance during the second quarter, increasing Core Earnings per share another 19% sequentially, generating an annualized economic return of 18%, and raising the monthly dividend twice," said Laurence Penn, Chief Executive Officer and President. "Driven by our strong performance and earnings growth, we have now raised our monthly dividend a full 50% this year, to its current level of $0.15 per share.
"Our loan origination businesses again drove earnings this past quarter. In the non-QM space, LendSure had another record quarter for origination volume, while Longbridge continued to deliver tremendous results in the reverse mortgage space. We also closed on our second non-QM securitization of the year, and had excellent performance across our short-duration loan portfolios. Our results also reflect significant contributions from our CLO, CMBS, and non-Agency RMBS strategies. Finally, our Agency strategy only generated modest losses in what was a challenging quarter for Agency RMBS.
"Our loan portfolios steadily expanded during the second quarter, specifically non-QM, small-balance commercial mortgage, and residential transition loans. In addition, in the second quarter and through July we closed on two small but strategic equity investments in mortgage originators, thus further expanding and diversifying our loan sourcing channels. Finally, to support the continuing growth of our loan portfolios, we accessed the capital markets shortly after quarter end, raising approximately $113 million of common equity at around book value. This new capital should help drive additional growth of our portfolio and earnings per share."

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Net Income (Loss) to Core Earnings" below for an explanation regarding the calculation of Core Earnings.
2 Excludes repo borrowings at certain unconsolidated entities that are recourse to us. Including such borrowings, the Company's debt-to-equity ratio based on total recourse borrowings was 2.0:1 as of June 30, 2021.

Financial Results
The Company's total long credit portfolio3 increased by 5% in the second quarter, to $1.359 billion as of June 30, 2021. The quarter-over-quarter increase was driven by an increase in non-QM, small-balance commercial mortgage, and residential transition loan acquisitions, as well as by a new equity investment in a loan originator and appreciation of the Company's existing loan originator equity investments. These increases more than offset the collective impact of the non-QM loan securitization completed in June, loan payoffs and resolutions, and opportunistic sales of CLOs and non-Agency RMBS during the quarter.
The Company's total long Agency RMBS portfolio decreased slightly to $1.476 billion as of June 30, 2021.
The Company's debt-to-equity ratio was unchanged at 3.2:1 as of June 30, 2021 as compared to March 31, 2021, adjusting for unsettled purchases and sales, as total borrowings and total equity increased proportionally during the quarter. The Company's recourse debt-to-equity ratio, adjusted for unsettled purchases and sales, decreased slightly to 1.9:1 as of June 30, 2021, as compared to 2.0:1 at March 31, 2021. A larger portion of the Company's total borrowings were non-recourse as of June 30, 2021, as compared to the prior quarter end, primarily as a result of the non-QM securitization that was completed during the quarter.
During the second quarter, the Company's credit strategy generated total gross income of $55.3 million, or $1.25 per share, and its Agency strategy generated a total gross loss of $(1.2) million.
The Company benefited from strong performance in all of its primary credit strategies during the second quarter. Similar to the prior quarter, higher sequential net interest income4 and substantial net realized and unrealized gains drove results. The increase in net interest income was primarily driven by larger small balance commercial mortgage, residential transition, and non-QM loan portfolios, as well as by lower financing costs. Net interest income also increased due to several small balance commercial asset resolutions that included the payment of past-due interest. The substantial net realized and unrealized gains occurred mainly in the Company's CMBS, CLO, non-Agency RMBS, and non-QM strategies, as well as the Company's equity investments in loan originators. Finally, the Company's credit hedges detracted from results, as credit yield spreads continued to tighten during the quarter.
Meanwhile, the Company's Agency strategy generated a small net loss for the quarter. In a reversal from the prior quarter, interest rates declined and the yield curve flattened. Faced with declining interest rates and continued elevated prepayment rates, along with concerns that the Federal Reserve will commence tapering its asset purchases in the coming months, Agency RMBS yield spreads widened, and most Agency RMBS significantly underperformed comparable US Treasuries and interest rate swaps on a total return basis. Higher-coupon Agency RMBS particularly underperformed. The Company had a small net loss in the strategy as net realized and unrealized losses on specified pools, interest rates swaps, U.S. Treasury securities, and futures exceeded net interest income on RMBS and net gains on TBA positions.
Average pay-ups on the Company's specified pools increased to 1.10% as of June 30, 2021, as compared to 1.02% as of March 31, 2021, driven by increases in projected prepayments as a result of declining mortgage rates. Pay-ups are price premiums for specified pools relative to their TBA counterparts.
During the quarter, the Company continued to hedge interest rate risk, primarily through the use of interest rate swaps, short positions in TBAs, U.S. Treasury securities, and futures. The size of the Company's short TBA position declined quarter over quarter relative to its other hedging instruments, as measured by 10-year equivalents5, as the duration of the TBA short positions declined more significantly than the duration of the Company's other hedging instruments, and as the Company covered a portion of its TBA short positions. In addition, the Company increased the size of its long TBA portfolio during the quarter. This long TBA portfolio continued to be concentrated in lower coupons, and performed well during the quarter.
3 Includes REO at the lower of cost or fair value. Excludes hedges and other derivative positions, as well as tranches of the Company's consolidated non-QM securitization trusts that were sold to third parties, but that are consolidated for U.S. GAAP reporting purposes. Including such tranches, the Company's total long credit portfolio was $2.342 billion as of June 30, 2021.
4 Excludes any interest income and interest expense items from Interest rate hedges, net and Credit hedges and other activities, net.
5 Ten-year equivalents for a group of positions represent the amount of 10-year U.S. Treasury securities that would be expected to experience a similar change in market value under a standard parallel move in interest rates.

The following tables summarize the Company's investment portfolio holdings as of June 30, 2021 and March 31, 2021:
Credit Portfolio(1)

	June 30, 2021		March 31, 2021
($ in thousands)	Fair Value	% of Total Long Credit Portfolio	Fair Value	% of Total Long Credit Portfolio
Dollar Denominated:
CLOs(2)	$69,053	2.9%	$104,201	4.8%
CMBS	45,872	2.0%	45,073	2.1%
Commercial mortgage loans and REO(3)(4)	316,010	13.5%	308,368	14.1%
Consumer loans and ABS backed by consumer loans(2)	138,471	5.9%	134,441	6.1%
Corporate debt and equity and corporate loans	27,939	1.2%	22,840	1.0%
Debt and equity investments in loan origination entities	106,159	4.5%	82,482	3.8%
Non-Agency RMBS	158,798	6.8%	175,213	8.0%
Residential mortgage loans and REO(3)	1,447,202	61.8%	1,282,450	58.6%
Non-Dollar Denominated:
CLOs(2)	3,804	0.2%	4,313	0.2%
Consumer loans and ABS backed by consumer loans	166	—%	224	—%
Corporate debt and equity	26	—%	27	—%
RMBS(5)	28,717	1.2%	27,470	1.3%
Total Long Credit Portfolio	$2,342,217	100.0%	$2,187,102	100.0%
Less: Non-retained tranches of consolidated securitization trusts	982,984		888,509
Total Long Credit Portfolio excluding non-retained tranches of consolidated securitization trusts	$1,359,233		$1,298,593
(1)This information does not include U.S. Treasury securities, securities sold short, or financial derivatives.
(2)Includes equity investments in securitization-related vehicles.
(3)In accordance with U.S. GAAP, REO is not considered a financial instrument and as a result is included at the lower of cost or fair value.
(4)Includes equity investments in unconsolidated entities holding small balance commercial mortgage loans and REO.
(5)Includes an equity investment in an unconsolidated entity holding European RMBS.
Agency RMBS Portfolio

	June 30, 2021		March 31, 2021
($ in thousands)	Fair Value	% of Long Agency Portfolio	Fair Value	% of Long Agency Portfolio
Long Agency RMBS:
Fixed Rate	$1,333,676	90.4%	$1,340,448	90.1%
Floating Rate	27,093	1.8%	5,807	0.4%
Reverse Mortgages	75,934	5.1%	92,476	6.2%
IOs	39,045	2.7%	49,051	3.3%
Total Long Agency RMBS	$1,475,748	100.0%	$1,487,782	100.0%

The following table summarizes the Company's operating results for the three-month periods ended June 30, 2021 and March 31, 2021 and the six-month period ended June 30, 2021:

	Three-Month Period Ended June 30, 2021	Per Share	Three-Month Period Ended March 31, 2021	Per Share	Six-Month Period Ended June 30, 2021	Per Share
(In thousands, except per share amounts)
Credit:
Interest income and other income(1)	$36,511	$0.82	$34,289	$0.77	$70,800	$1.59
Realized gain (loss), net	2,009	0.05	4,188	0.09	6,197	0.14
Unrealized gain (loss), net	12,791	0.29	17,575	0.40	30,366	0.68
Interest rate hedges, net(2)	(1,202)	(0.03)	1,727	0.04	525	0.01
Credit hedges and other activities, net(3)	1,303	0.03	1,085	0.02	2,388	0.06
Interest expense(4)	(9,856)	(0.22)	(9,944)	(0.22)	(19,800)	(0.44)
Other investment related expenses	(4,831)	(0.11)	(4,855)	(0.11)	(9,686)	(0.22)
Earnings (losses) from investments in unconsolidated entities	18,602	0.42	6,635	0.15	25,237	0.57
Total Credit profit (loss)	55,327	1.25	50,700	1.14	106,027	2.39
Agency RMBS:
Interest income	11,328	0.25	6,752	0.15	18,080	0.41
Realized gain (loss), net	(3,982)	(0.09)	2	—	(3,980)	(0.09)
Unrealized gain (loss), net	(2,815)	(0.06)	(21,974)	(0.49)	(24,789)	(0.56)
Interest rate hedges and other activities, net(2)	(4,754)	(0.11)	16,199	0.36	11,445	0.26
Interest expense(4)	(939)	(0.02)	(939)	(0.02)	(1,878)	(0.04)
Total Agency RMBS profit (loss)	(1,162)	(0.03)	40	0.00	(1,122)	(0.02)
Total Credit and Agency RMBS profit (loss)	54,165	1.22	50,740	1.14	104,905	2.37
Other interest income (expense), net	38	—	7	—	45	—
Income tax (expense) benefit	(3,140)	(0.07)	(2,017)	(0.05)	(5,157)	(0.12)
Other expenses	(7,437)	(0.17)	(7,474)	(0.17)	(14,911)	(0.34)
Net income (loss) (before incentive fee)	43,626	0.98	41,256	0.92	84,882	1.91
Incentive fee	(7,157)	(0.16)	—	—	(7,157)	(0.16)
Net income (loss)	$36,469	$0.82	$41,256	$0.92	$77,725	$1.75
Less: Dividends on preferred stock	1,940	0.04	1,941	0.04	3,881	0.09
Less: Net income (loss) attributable to non-participating non-controlling interests	1,369	0.03	882	0.02	2,251	0.05
Net income (loss) attributable to common stockholders and participating non-controlling interests	33,160	0.75	38,433	0.86	71,593	1.61
Less: Net income (loss) attributable to participating non-controlling interests	505		577		1,082
Net income (loss) attributable to common stockholders	$32,655	$0.75	$37,856	$0.86	$70,511	$1.61
Weighted average shares of common stock and convertible units(5) outstanding	44,460		44,448		44,454
Weighted average shares of common stock outstanding	43,782		43,782		43,782
(1)Other income primarily consists of rental income on real estate owned and loan origination fees.
(2)Includes U.S. Treasury securities, if applicable.
(3)Other activities include certain equity and other trading strategies and related hedges, and net realized and unrealized gains (losses) on foreign currency.
(4)Includes allocable portion of interest expense on the Company's Senior notes.
(5)Convertible units include Operating Partnership units attributable to participating non-controlling interests.

About Ellington Financial
Ellington Financial invests in a diverse array of financial assets, including residential and commercial mortgage loans, residential and commercial mortgage-backed securities, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, non-mortgage and mortgage-related derivatives, equity investments in loan origination companies, and other strategic investments. Ellington Financial is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Friday, August 6, 2021, to discuss its financial results for the quarter ended June 30, 2021. To participate in the event by telephone, please dial (877) 876-9174 at least 10 minutes prior to the start time and reference the conference ID EFCQ221. International callers should dial (785) 424-1669 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Friday, August 6, 2021, at approximately 2:00 p.m. Eastern Time through Friday, August 13, 2021 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (888) 562-0859. International callers should dial (402) 220-7342. A replay of the conference call will also be archived on the Company's web site at www.ellingtonfinancial.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and the Company's ability to implement its investment and hedging strategies, performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's investments, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940; the Company's ability to qualify and maintain its qualification as a real estate investment trust, or "REIT"; and other changes in market conditions and economic trends, including changes resulting from the ongoing spread and economic effects of the novel coronavirus (COVID-19) pandemic, and associated responses to the pandemic. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the Company's Annual Report on Form 10-K, as amended, which can be accessed through the Company's website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports the Company's files with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Six-Month Period Ended June 30, 2021
	June 30, 2021	March 31, 2021
(In thousands, except per share amounts)
NET INTEREST INCOME
Interest income	$45,890	$40,079	$85,970
Interest expense	(11,166)	(11,342)	(22,508)
Total net interest income	34,724	28,737	63,462
Other Income (Loss)
Realized gains (losses) on securities and loans, net	(2,009)	4,276	2,268
Realized gains (losses) on financial derivatives, net	425	5,795	6,220
Realized gains (losses) on real estate owned, net	(74)	61	(13)
Unrealized gains (losses) on securities and loans, net	10,000	(1,781)	8,218
Unrealized gains (losses) on financial derivatives, net	(5,683)	10,711	5,028
Unrealized gains (losses) on real estate owned, net	(1,314)	(792)	(2,107)
Other, net	4,363	1,960	6,323
Total other income (loss)	5,708	20,230	25,937
EXPENSES
Base management fee to affiliate (Net of fee rebates of $195, $194 and $389, respectively)	3,355	3,277	6,633
Incentive fee to affiliate	7,157	—	7,157
Investment related expenses:
Servicing expense	974	986	1,960
Debt issuance costs related to Other secured borrowings, at fair value	2,039	1,665	3,704
Other	1,818	2,204	4,022
Professional fees	1,037	1,198	2,235
Compensation expense	1,412	1,420	2,831
Other expenses	1,633	1,579	3,212
Total expenses	19,425	12,329	31,754
Net Income (Loss) before Income Tax Expense (Benefit) and Earnings from Investments in Unconsolidated Entities	21,007	36,638	57,645
Income tax expense (benefit)	3,140	2,017	5,157
Earnings (losses) from investments in unconsolidated entities	18,602	6,635	25,237
Net Income (Loss)	36,469	41,256	77,725
Net Income (Loss) Attributable to Non-Controlling Interests	1,874	1,459	3,333
Dividends on Preferred Stock	1,940	1,941	3,881
Net Income (Loss) Attributable to Common Stockholders	$32,655	$37,856	$70,511
Net Income (Loss) per Common Share:
Basic and Diluted	$0.75	$0.86	$1.61
Weighted average shares of common stock outstanding	43,782	43,782	43,782
Weighted average shares of common stock and convertible units outstanding	44,460	44,448	44,454

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
(In thousands, except share amounts)	June 30, 2021	March 31, 2021	December 31, 2020(1)
ASSETS
Cash and cash equivalents	$134,695	$149,350	$111,647
Restricted cash	175	175	175
Securities, at fair value	1,860,990	1,909,127	1,514,185
Loans, at fair value	1,742,701	1,582,516	1,453,480
Investments in unconsolidated entities, at fair value	178,979	147,684	141,620
Real estate owned	35,295	35,557	23,598
Financial derivatives–assets, at fair value	13,028	23,082	15,479
Reverse repurchase agreements	160,412	96,783	38,640
Due from brokers	76,396	91,814	63,147
Investment related receivables	75,781	67,338	49,317
Other assets	4,229	3,499	2,575
Total Assets	$4,282,681	$4,106,925	$3,413,863
LIABILITIES
Securities sold short, at fair value	$145,374	$96,398	$38,642
Repurchase agreements	1,916,749	1,909,511	1,496,931
Financial derivatives–liabilities, at fair value	14,171	19,438	24,553
Due to brokers	2,130	5,337	5,059
Investment related payables	29,457	40,836	4,754
Other secured borrowings	86,374	64,506	51,062
Other secured borrowings, at fair value	1,003,037	911,256	754,921
Senior notes, net	85,693	85,627	85,561
Base management fee payable to affiliate	3,355	3,277	3,178
Incentive fee payable to affiliate	7,157	—	—
Dividend payable	7,963	5,740	5,738
Interest payable	3,000	1,915	3,233
Accrued expenses and other liabilities	23,117	19,708	18,659
Total Liabilities	3,327,577	3,163,549	2,492,291
EQUITY
Preferred stock, par value $0.001 per share, 100,000,000 shares authorized; 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable; 4,600,000 shares issued and outstanding, respectively ($115,000 liquidation preference)	111,034	111,034	111,034
Common stock, par value $0.001 per share, 100,000,000 shares authorized; (43,781,684, 43,781,684, and 43,781,684 shares issued and outstanding, respectively)	44	44	44
Additional paid-in-capital	915,817	915,577	915,658
Retained earnings (accumulated deficit)	(103,409)	(116,799)	(141,521)
Total Stockholders' Equity	923,486	909,856	885,215
Non-controlling interests	31,618	33,520	36,357
Total Equity	955,104	943,376	921,572
TOTAL LIABILITIES AND EQUITY	$4,282,681	$4,106,925	$3,413,863
SUPPLEMENTAL PER SHARE INFORMATION:
Book Value Per Common Share(2)	$18.47	$18.16	$17.59
(1)Derived from audited financial statements as of December 31, 2020.
(2)Based on total stockholders' equity less the aggregate liquidation preference of the Company's preferred stock outstanding.

Reconciliation of Net Income (Loss) to Core Earnings
The Company calculates Core Earnings as U.S. GAAP net income (loss) as adjusted for: (i) realized and unrealized gain (loss) on securities and loans, REO, financial derivatives (excluding periodic settlements on interest rate swaps), other secured borrowings, at fair value, and foreign currency transactions; (ii) incentive fee to affiliate; (iii) Catch-up Premium Amortization Adjustment (as defined below); (iv) non-cash equity compensation expense; (v) provision for income taxes; and (vi) certain other income or loss items that are of a non-recurring nature. For certain investments in unconsolidated entities, the Company includes the relevant components of net operating income in Core Earnings. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Core Earnings is a supplemental non-GAAP financial measure. The Company believes that the presentation of Core Earnings provides a consistent measure of operating performance by excluding the impact of gains and losses and other adjustments listed above from operating results. The Company believes that Core Earnings provides information useful to investors because it is a metric that the Company uses to assess its performance and to evaluate the effective net yield provided by its portfolio. In addition, the Company believes that presenting Core Earnings enables its investors to measure, evaluate, and compare its operating performance to that of its peers. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
The following table reconciles, for the three-month periods ended June 30, 2021 and March 31, 2021 and the six-month period ended June 30, 2021, the Company's Core Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended		Six-Month Period Ended June 30, 2021
(In thousands, except per share amounts)	June 30, 2021	March 31, 2021
Net Income (Loss)	$36,469	$41,256	$77,725
Income tax expense (benefit)	3,140	2,017	5,157
Net income (loss) before income tax expense	39,609	43,273	82,882
Adjustments:
Realized (gains) losses on securities and loans, net	2,009	(4,276)	(2,268)
Realized (gains) losses on financial derivatives, net	(425)	(5,795)	(6,220)
Realized (gains) losses on real estate owned, net	74	(61)	13
Unrealized (gains) losses on securities and loans, net	(10,000)	1,781	(8,218)
Unrealized (gains) losses on financial derivatives, net	5,683	(10,711)	(5,028)
Unrealized (gains) losses on real estate owned, net	1,314	792	2,107
Other realized and unrealized (gains) losses, net(1)	(2,166)	(602)	(2,768)
Net realized gains (losses) on periodic settlements of interest rate swaps	77	(816)	(739)
Net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	(709)	410	(299)
Incentive fee to affiliate	7,157	—	7,157
Non-cash equity compensation expense	244	229	473
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	(3,041)	87	(2,954)
Debt issuance costs related to Other secured borrowings, at fair value	2,039	1,665	3,704
Non-recurring expenses	248	—	248
(Earnings) losses from investments in unconsolidated entities(2)	(16,313)	(4,178)	(20,491)
Total Core Earnings	$25,800	$21,798	$47,599
Dividends on preferred stock	1,940	1,941	3,881
Core Earnings attributable to non-controlling interests	1,609	1,045	2,655
Core Earnings Attributable to Common Stockholders	$22,251	$18,812	$41,063
Core Earnings Attributable to Common Stockholders, per share	$0.51	$0.43	$0.94
(1)Includes realized and unrealized gains (losses) on foreign currency and unrealized gain (loss) on other secured borrowings, at fair value, included in Other, net, on the Condensed Consolidated Statement of Operations.
(2)Adjustment represents, for certain investments in unconsolidated entities, the net realized and unrealized gains and losses of the underlying investments of such entities.